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                                                                    Exhibit 5(d)





October 31, 1996



ALLIED Group, Inc.
701 Fifth Avenue
Des Moines, IA  50391-2000

Re: Post-Effective Amendment No. 2 to Registration Statement on Form S-3 Dividend Reinvestment and Stock Purchase Plan

Gentlemen:

        In connection with the registration under the Securities Act of 1933, as amended, (the "Act") (and in connection with Rule 416 of the Act) of 295,874 shares of Common Stock, no par value, of ALLIED Group, Inc. (the "Company"), resulting from a 3-for-2 stock split, I have examined the Post-Effective
Amendment No. 2 to Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on November 1, 1996 (the "Registration Statement"), corporate records, certificates of public officials, Company officers, and such other documents as I deemed appropriate or necessary for the purpose of rendering this opinion.

        Based on the foregoing, it is my opinion that the 295,874 shares of Common Stock of the Company covered by the Registration Statement have been duly authorized and, when issued and sold in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid, and non-assessable.

        I consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to myself under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Sincerely,


/s/ Cheryl M. Critelli

Cheryl M. Critelli
Associate Corporate Counsel
(515) 280-4818